For Immediate Release

Contacts:                           John G. Nesbett                             Chenoa H. Taitt
                                    Lippert/Heilshorn & Assoc.                  Lippert/Heilshorn & Assoc.
                                    Investor Relations                          Media Relations
                                    212-838-3777                                212-838-3777
                                    jnesbett@lhai.comctaitt@lhai.com

CIBER TO ACQUIRE ALPHANET SOLUTIONS;

TRANSACTION ENHANCES OUTSOURCING AND HOSTING ACTIVITIES

        CEDAR KNOLLS, N.J. – April 21, 2003 – AlphaNet Solutions, Inc. (Nasdaq: ALPH) announced the execution of a definitive agreement for the acquisition of AlphaNet by CIBER, Inc. (NYSE: CBR). Under the terms of the agreement, a CIBER subsidiary will merge into AlphaNet in exchange for $4.05 per AlphaNet share, in cash or, at the election of AlphaNet shareholders subject to certain limitations, equivalent value in common stock of CIBER. The total valuation of the transaction is approximately $28.75 million including employee options. CIBER’s New Jersey operations will be combined with AlphaNet’s facilities. AlphaNet will survive as a wholly-owned subsidiary of CIBER.

        “AlphaNet is very pleased to join forces with CIBER,” said Richard G. Erickson, president and chief executive officer of AlphaNet. “Over the past year, AlphaNet has taken significant steps to reorganize our business, strengthen our core offerings, and streamline our cost structure, thus improving our competitive position. With CIBER’s platform and quality reputation, we not only achieve this goal, but also increase our critical mass and become part of a well-respected organization. As a business unit within CIBER, we can now offer a broader array of products and services, a benefit to both our clients and our employees. The combined business will enjoy the strength of its high-quality client list and leverage the two companies’ service offerings and best practices. We believe that this transaction represents our best opportunity for AlphaNet to return value to shareholders.”

        “AlphaNet brings a strong management team, an impressive professional staff, and a roster of blue-chip clients to CIBER,” said Mac Slingerlend, president and chief executive officer of CIBER. “AlphaNet’s IT professional services complement CIBER’s Network Services Group, while AlphaNet’s learning solutions business will allow for additional synergies, particularly the high-profile project management and advanced technology training practices. We will build upon the strength of the combined businesses across both companies’ client lists and geographical markets.”

        The management team of CIBER’s current New Jersey operations as combined with AlphaNet will be led by Richard Erickson. Mark Perlstein, currently executive vice president sales and marketing of AlphaNet, and Don Zinn, currently senior vice president learning solutions of AlphaNet, will also remain with AlphaNet, continuing to report to Mr. Erickson. Jeff Edelman, currently CIBER’s Edison, New Jersey vice president/area director, will report to Mr. Erickson.

        The Boards of Directors of AlphaNet and CIBER have each approved the transaction. The offer is subject to shareholder approval; AlphaNet will promptly issue a proxy statement to its shareholders seeking approval of the transaction at a special meeting. The arrangement with CIBER includes lock-up agreements with shareholders representing approximately 41% to 42% of AlphaNet shares. A vote by the shareholders of CIBER is not required for consummation of the transaction.

        CIBER estimates that AlphaNet will add approximately $12 million to CIBER’s revenues for 2003 and approximately one cent to earnings per share.

About the Transaction

        AlphaNet’s shareholders can elect to receive $4.05 per AlphaNet share in cash or CIBER shares; the value of CIBER’s shares will be calculated as the average daily closing price of CIBER on the NYSE for the five trading days ending three days before the transaction closes. CIBER may choose to make the transaction solely for cash if at the time the AlphaNet proxy statement is mailed to AlphaNet’s shareholders a registration statement for the CIBER shares is not then effective. The $4.05 per share purchase price is a substantial premium above the market close last Thursday of $2.30. The transaction will be fully taxable, including the receipt of CIBER shares, if any, by electing shareholders. The maximum number of shares which CIBER could issue would be 750,000 shares; in the event the shares are oversubscribed, allocations will be prorated. Consummation of the transaction is expected for late in the second quarter to early in the third quarter, 2003. AlphaNet shareholders will submit their share certificates and stock or cash elections after the consummation of the transaction.

About AlphaNet

AlphaNet Solutions, Inc. is a leading IT professional services firm. AlphaNet’s services include a range of outsourced solutions in three major IT practice areas: technology solutions, service desk solutions, and learning solutions. For information on AlphaNet’s complete range of services, please visit AlphaNet’s web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

Certain statements are included in this news release that are not historical and are “forward-looking,” and may be identified by such terms as “will,” “goal,” “expect,” “could,” and “believe,” or similar terms. Such forward-looking statements include risks and uncertainties, such as the uncertainties relating to shareholder approval of the transaction and satisfaction of transaction closing conditions as well as those related to AlphaNet’s contracts and other business risks, including, among other things, general and industry-specific economic conditions, the substantial variability of AlphaNet’s quarterly results, AlphaNet’s substantial reliance upon a concentrated number of key clients, AlphaNet’s ability to recruit and retain qualified technical and sales professionals, and other industry-wide market factors, all as detailed from time to time in AlphaNet’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.

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